Renewal of Distribution Agreement

Agreement made this 6th day of August, 2013 by and between Nuveen Managed Accounts Portfolios Trust, a Massachusetts business trust (the “Fund”), and NUVEEN SECURITIES, LLC (formerly, Nuveen Investments, LLC), a Delaware limited liability company (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2013 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 8, 2014 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 8, 2014 and ratify and confirm the Agreement in all respects.

NUVEEN MANAGED ACCOUNTS PORTFOLIOS TRUST

By: /s/ Kevin J. McCarthy

Vice President

ATTEST:

/s/ Virginia O’Neal

NUVEEN SECURITIES, LLC

By: /s/ Gifford R. Zimmerman

Managing Director

ATTEST:

/s/ Virginia O’Neal